___________, 2007

China Agritech, Inc.
A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road
Chaoyang District, Beijing, China 100020

RE: Registration Statement on Form S-1 (the “Registration Statement”), as amended from time to time, of China Agritech, Inc.

Ladies and Gentlemen:

We have acted as special securities counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein of an aggregate of 10,954,205  shares of the Company’s common stock, par value $.001 per share (such shares, less such shares that were not issued in any of the Corporation’s four private placements which occurred in February, 2005, June, 2005, January, 2006, and July, 2007, to be hereinafter referred to as the “Shares”), including 388,920 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Warrant Shares”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the Securities Act for filing an Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Certificate of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling shareholders acquired the Shares and the Warrant Shares, certificates evidencing the Shares, warrants evidencing the Warrant Shares, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

October 19, 2007

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

THELEN REID BROWN RAYSMAN & STEINER LLP